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                                                                Exhibit 99(a)(1)


                   [Letterhead of NationsCredit Commercial Funding]


                                                               December 19, 1997

Mr. Thomas C. Wyckoff
President
Artistic Direct Incorporated
One Komer Center,
P.O. Box 1999
Elmira, NY  14902
PHONE # - (607) 735-4555

Dear Tom:

         We are pleased to confirm our willingness to extend secured financing to Artistic Direct Incorporated, along the parameters outlined below:

         1. PURPOSE: The proceeds of the facility shall be used to repay your existing lender, provide acquisition financing for the purchase of certain assets of Artistic Greetings, Inc., and for general working capital.

         2.   BORROWER:  Artistic Direct Incorporated.

         3. MAXIMUM FACILITY AMOUNT: $8,000,000, with all advances subject to advance rates on the revolving and term loans.

         4. LOAN SUBLIMITS: Within the Maximum Facility Amount the following loan sublimits shall apply:

         A.   Inventory                          $2,000,000
         B.   Equipment:                         $  885,000
              (other than computer equipment)
         C.   Computer Equipment:                $  300,000
         D.   Real Property:                     $3,200,000
         E.   Credit Accommodations:             $1,000,000
         F.   Customer Lists:                    $  650,000

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         5.   GUARANTIES:  The loans shall be guarantied by Mr. Thomas C.
Wyckoff, limited to $5,000,000, and payable after 6 months' notice.

         6.   REVOLVING LOANS BASED UPON THE FOLLOWING ADVANCE RATES:

         A. Accounts Advance Rate - 85% of Borrower's acceptable and eligible accounts receivable within 90 days from invoice date, and provided that the dilution percentage does not exceed 5%.

         B. Inventory Advance Rates - The lesser of 35% against acceptable and eligible raw materials and finished goods inventory valued at the lower of cost or market, or 85% of the appraised orderly liquidation value of the acceptable and eligible raw materials and finished goods inventory.

         7.   TERM LOANS:

         A. Equipment Term Loan - The lesser of $885,000 or 95% of the appraised auction sale value of Borrower's acceptable and eligible equipment. The equipment advance is to be amortized in 84 equal monthly installments.

         B. Computer Equipment Term Loan - The lesser of $285,000 and 95% of the appraised auction sale value of Borrower's acceptable and eligible computer equipment, to be amortized over 36 months.

         NationsCredit shall, at its option, reappraise Borrower's machinery & equipment and computers 18 months after the effective date of the loan agreement. In the event the then-current loans against the machinery & equipment and computers exceed 85% of the appraised auction sale value, NationsCredit will amortize the amount of such excess over the following three months, in addition to the normal amortization.

         C. Customer Lists Term Loan - The lesser of $650,000 and 100% of the appraised knockdown liquidation value of the eligible customer lists, not to exceed 25% of the appraised fair market value. The customer list is to be amortized in 84 equal monthly installments.

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         D.   Real Estate/Real Property Term Loan - The lesser of $3,200,000 or
    50% of the appraised quick sale value of the real property located at 1580 and 1576 Lake Street, 110-120 and 146-150 Water Street, and 308, 317, 401-409 William Street, Elmira, NY. The real estate advance is to be amortized in 84 equal monthly installments.

         8. CREDIT ACCOMMODATIONS (INCLUDING LETTERS OF CREDIT AND BANKER'S ACCEPTANCES): As part of the Maximum Facility Amount, Lender shall, subject to the availability criteria set forth above, provide letters of credit, banker's acceptances and other credit accommodations for the account of Borrower either by issuing them, or by causing other financial institutions to issue them supported by Lender's guaranty or indemnification. When providing Letters of Credit ("LC's") for the purchase of eligible inventory, we shall require a margin of 65% of the cost of the inventory, plus duty and freight, which margin shall be implemented by reserving against availability under the Maximum Facility Amount. Standby LC's for purposes approved by us will require a 100% margin implemented in the same manner. All applicable bank and opening charges shall be in addition to our fee, and charged to Borrower's loan account.

         9. INTEREST RATE: The revolving loans and term loans shall bear interest at .875% per annum plus the Prime Rate. For this purpose, the Prime Rate is defined as the "prime rate" as quoted in THE WALL STREET JOURNAL as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. The Prime Rate is not necessarily the lowest rate charged by major banks. Collections shall be credited 4 business days after Lender has received advice of such collections at its account designated in the Loan Agreement.

         10. FEES: NationsCredit shall receive the following fees, in addition to interest, for making the credit facility available to the
    Borrower:

              A. A Closing Fee of 1.00% of the Maximum Facility Amount of which one-half shall be payable and fully earned upon issuance of this Commitment Letter (the "Commitment Letter Fee") and one-half shall be payable and fully earned on the Closing Date.

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         B.   An Annual Facility Fee of .75% of the Maximum Facility Amount
    earned at closing, payable on each anniversary of the closing date.

         C. A Minimum Borrowing Fee will be calculated if the average annual loan balance is below $4,000,000 (the "Minimum Loan Amount"). We shall receive a fee equal to the difference between the actual annual average loan balance and the Minimum Loan Amount, multiplied by the annual interest rate, and payable annually.

         D. An Unused Line Fee of .50% per annum of the excess of the Maximum Facility Amount over the average monthly balance of loans outstanding, payable monthly.

         E. A Servicing Fee of $750 for each month or part thereof during the term of the Loan Agreement, in consideration of Lender's administration and other services for each month (or part thereof), payable monthly.

         F. An Early Termination Fee, if the credit facility is terminated prior to the end of the term, of 3.00% of the Maximum Facility Amount during the first year of the term, 2.00% of the Maximum Facility Amount during the second and third year of the term, and 1.50% of the Maximum Facility Amount thereafter.

         G. A Credit Accommodation Fee of 1.25% per annum of the face amount of each open Credit Accommodation, payable monthly on the first day of each month, plus all other fees and costs charged by the issuer thereof.

         11.  COLLATERAL:  All obligations under this facility will be secured by:

         A. A first and only security interest in all of Borrower's tangible and intangible personal property, including, without limitation, all now owned or hereafter acquired accounts, chattel paper, instruments, documents, inventory, equipment and other goods, investment property and general intangibles (including trademarks, trade names, patents, copyrights, goodwill and customer lists), all proceeds and products of all of the foregoing, and all books and records relating to all of the foregoing. Notwithstanding the foregoing, the New York State Development

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    Corp. AND/OR City of Elmira may have a subordinate security interest on the fixed assets provided that any such security interest will be subject to a complete standstill with respect to exercise of rights on the collateral.

         B. A first priority perfected Mortgage or Trust Deed on Borrower's real property located at 1580 and 1575 Lake Street, 110-120 Main Street, 146-150 Water Street, and 308, 317 and 409 William Street, all in Elmira, NY.

         12.  TERM:  4 years.

         13. OTHER TERMS AND CONDITIONS: The credit facility will be subject to the following additional terms and conditions:

         A. Execution and delivery to NationsCredit of legal documentation prepared by our counsel, including but not limited to a loan and security agreement having covenants, representations, warranties and defaults acceptable to NationsCredit (the "Loan Agreement") and such financing statements, mortgages, trust deeds, guaranties, landlord waivers, mortgagee waivers, warehouse agreements, intercreditor and subordination agreements, if any, third party consents, evidence of adequate insurance properly endorsed, title insurance, opinions of counsel and other documentation satisfactory in form and substance to NationsCredit and its counsel.

         B. No material adverse change in Borrower's business, operations or prospects, financial or otherwise, or in the condition of the collateral, shall have occurred from the date of the most recent financial information submitted to NationsCredit, or the field examinations to be conducted by NationsCredit, to the closing date.

         C. Lockbox and blocked bank account for all collections or proceeds of collateral.

         D. Borrower shall have unused loan availability of not less than $400,000 at closing, after the application of the loan proceeds as proposed, and provided that Borrower, at closing, has no accounts payable more than 120 days past due, and no past due taxes.

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         E.   Delivery of monthly financial statements certified by an officer of Borrower and annual financial statements prepared in accordance with generally accepted accounting principles and certified by Borrower's independent certified public accountants, acceptable to NationsCredit.

         F.   Receipt in form and substance satisfactory to NationsCredit of:
    (i) an auction value appraisal of Borrower's machinery and equipment, (ii) an orderly liquidation value appraisal of Borrower's inventory, and (iii) a fair market and knockdown liquidation value appraisal of Borrower's customer lists, all at Borrower's expense, and prepared by independent appraisers acceptable to NationsCredit.

         G. NationsCredit shall have received and approved the results of (i) Phase One environmental studies of all of Borrower's real property collateral showing that such property complies with all current and federal environmental laws and that no remediation is required, and (ii) Phase Two studies, or other studies or tests, if so indicated by the Phase One studies, all at Borrower's expense and prepared by environmental testing firms acceptable to NationsCredit.

         H. Receipt and approval by NationsCredit of the reviewed 9/30/97 financial statements for Borrower, showing no material change from the internal financial statements presented to NationsCredit for the same time period.

         I. Receipt by Borrower of no less than $3,150,000 in cash of which at least $1,150,000 shall consist of cash equity contributions and the balance of which shall consist of subordinated loans, all upon terms and conditions acceptable to NationsCredit.

         J. Additional conditions if credit facility is used to purchase assets or stock of another company:

              (a) Receipt and approval by NationsCredit of cash flow projection statements prepared by Borrower on a monthly basis, for the eighteen-month period after closing and pro forma balance sheets with adjusting entries, in form and substance satisfactory to

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         NationsCredit based upon mutually agreed assumptions, and certified by an officer of the Borrower, showing that (a) the proposed financing will provide sufficient funds for the acquisition of certain assets and liabilities of Artistic Greetings, Inc. from a Third Party (the "Acquisition"); (b) the Borrower (i) will be solvent immediately after initial funding and have a minimum tangible net worth of $750,000;
         (ii) will have reasonably sufficient capital to engage in its business following the initial funding; and (iii) will not incur debts beyond its ability to pay such debts as they mature.

              (b) Receipt by NationsCredit of a collateral assignment of all representations, warranties and undertakings made by the seller in connection with the Acquisition.

              (c) Compliance with all bulk sales laws applicable to the Acquisition at or prior to the closing of the Acquisition or satisfactory indemnification from Seller to Buyer therefor, assigned to NationsCredit in a manner acceptable to NationsCredit.

              (d) Payment in full of all of seller's obligations at or prior to the closing of the Acquisition.

              (e) Payment in full of all of Borrower's obligations to seller prior to the closing of the Acquisition, or subordination of all such obligations to Borrower's obligations to NationsCredit in a manner satisfactory to NationsCredit. Without limiting the foregoing, Borrower's obligations to seller may only be satisfied with the proceeds of NationsCredit's advances to Borrower, under terms and conditions satisfactory to NationsCredit.

              (f) NationsCredit's review of and satisfaction with the structure, terms and conditions of the asset purchase agreement.

       K.   NationsCredit to obtain satisfactory background check on Thomas
    C. Wyckoff.

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         L.   Satisfactory credit reference from Borrower's present lender.

         M. The financing agreement shall contain a financial covenant that Borrower may not have a negative cash flow in excess of $250,000 in any calendar quarter after closing. In the event this covenant is violated, NationsCredit shall reduce the loan against customer lists by $200,000. Cash flow shall be defined as net income plus depreciation and amortization less debt service and capital expenditures.

         N. Prior to closing, Borrower shall deliver to NationsCredit pro forma financial statements excluding the checks business for the fiscal year ended 12/31/96 and projected financial statements for the fiscal years ending 12/31/97 and 12/31/98 prepared by Arthur Andersen LLP. Such statements shall not be materially different than those statements previously provided to NationsCredit by Borrower.

         O. Borrower is required to obtain credit insurance on Novus and Humane Society of the U.S. in order for these to be considered eligible receivables. Such credit insurance shall be assigned to NationsCredit.

         P. New York State Development Corp. (the "State") will agree to a complete standstill with respect to exercising its rights on the collateral.

         14. DUE DILIGENCE: You have provided us and our field examiners with all financial information, projections, budgets, business plans, cash flow(s) and availability projections and other information that we have requested. You will make available to our field examiners, credit analysts and counsel all books and records and other information requested by them during the course of their due diligence investigation of Borrower.

         15. EXPENSES: You will reimburse us for all costs and expenses paid or incurred by us in connection with your account (before and after closing) including but not limited to legal and closing expenses (including fees and disbursements of our in-house and outside counsel), filing and search fees, title insurance, appraisals, fees for any environmental surveys,


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field examination expenses, and prevailing per diem field examination and credit analyst charges. We will charge $675 per person per day for our field examiners and credit analysts in the field and in the office, plus travel, hotel and all other out-of-pocket expenses. Your reimbursement obligation under this paragraph shall apply whether or not the proposed financing is closed.

         16. DEPOSITS: We have incurred, and we are continuing to incur, various expenses in connection with this transaction, and you agree to reimburse us for all of such expenses. You have already deposited $25,000 with us concurrently with our delivery to you of our letter of interest dated October 29, 1997. In addition, you agree to make additional deposits with us to the extent we believe them to be necessary to cover existing and anticipated expenses. If you fail to comply with the provisions contained in this letter, or if you elect not to proceed with the financing transaction described in this letter, (i) we will refund to you the unused balance, if any, of such expense deposits or (ii) you shall reimburse us for the amount, if any, by which such expenses exceed such deposits.

         If you are in agreement with the terms of this letter, please sign this letter in the space provided below. Except as provided above in connection with expense deposits and as provided below, this letter shall be of no force or effect unless you return to us, on or before December 23, 1997, a copy of this letter signed by you, together with the commitment fee (which shall be deemed earned upon our issuance of this letter) in the amount of $40,000 (but as to which $20,000 shall be paid together with your execution of this letter and $20,000 shall be paid no later than January 15, 1998). In addition, this letter shall be of no further force or effect if the financing transaction described herein does not close on or before March 31, 1998. In any event, we shall be entitled to retain the commitment fee (which is non-refundable) and you shall be liable for all expenses which we have or will incur in accordance with this transaction.

         This letter supersedes and replaces our letter to you dated October 29, 1997.

         This letter is solely for your benefit and is not to be relied upon by any third parties.

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         Once again, thank you for your interest in obtaining financing from
NationsCredit. We welcome the opportunity to work with you and your colleagues on this transaction.

                                   Very truly yours,


                                   NATIONSCREDIT COMMERCIAL CORPORATION
                                   COMMERCIAL FUNDING DIVISION

                                   By   /s/ Michael D. Gullo
                                        ------------------------------

                                   Its  VICE PRESIDENT

Agreed to this 19th day
of December, 1997

Artistic Direct Incorporated

By  /s/ Thomas C. Wyckoff
    ----------------------------
Its PRESIDENT